Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$450,286	$429,698	$1,913,166	$1,841,794
Management fee revenue - administrative services	14,301	14,969	58,286	59,463
Administrative services reimbursement revenue	165,350	158,206	638,483	609,435
Service agreement revenue	5,994	6,379	24,042	25,797
Total operating revenue	635,931	609,252	2,633,977	2,536,489

Operating expenses
Cost of operations - policy issuance and renewal services	408,747	385,994	1,677,397	1,588,897
Cost of operations - administrative services	165,350	158,206	638,483	609,435
Total operating expenses	574,097	544,200	2,315,880	2,198,332
Operating income	61,834	65,052	318,097	338,157

Investment income
Net investment income	12,572	9,400	62,177	29,753
Net realized and unrealized investment (losses) gains	(237)	4,757	4,946	6,392
Net impairment (losses) recoveries recognized in earnings	(7)	(86)	209	(3,278)
Total investment income	12,328	14,071	67,332	32,867

Interest expense, net	1,050	723	4,132	731
Other expense	3,285	190	4,893	1,778
Income before income taxes	69,827	78,210	376,404	368,515
Income tax expense	14,785	15,425	78,544	75,211
Net income	$55,042	$62,785	$297,860	$293,304

Earnings Per Share
Net income per share
Class A common stock – basic	$1.18	$1.35	$6.40	$6.30
Class A common stock – diluted	$1.05	$1.20	$5.69	$5.61
Class B common stock – basic and diluted	$177	$202	$959	$945

Weighted average shares outstanding – Basic
Class A common stock	46,189,068	49,189,001	46,188,806	46,188,659
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,305,628	52,315,670	52,307,302	52,313,360
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.110	$3.035	$4.215	$5.930
Class B common stock	$166.50	$455.25	$632.25	$889.50

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$183,702	$161,240
Available-for-sale securities	38,396	17,697
Equity securities	0	19
Receivables from Erie Insurance Exchange and affiliates, net	479,123	494,637
Prepaid expenses and other current assets	56,206	52,561
Accrued investment income	6,303	6,146
Total current assets	763,730	732,300

Available-for-sale securities, net	907,689	910,539
Equity securities	87,743	94,071
Fixed assets, net	374,802	265,341
Agent loans, net	58,683	62,449
Deferred income taxes, net	145	12,341
Other assets	49,265	40,081
Total assets	$2,242,057	$2,117,122

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$270,746	$262,338
Agent bonuses	120,437	110,158
Accounts payable and accrued liabilities	138,317	150,706
Dividends payable	51,693	48,200
Contract liability	34,935	36,917
Deferred executive compensation	12,637	17,319
Current portion of long-term borrowings	2,098	2,031
Total current liabilities	630,863	627,669

Defined benefit pension plan	130,383	164,346
Long-term borrowings	91,734	93,833
Contract liability	17,686	18,878
Deferred executive compensation	14,571	14,904
Other long-term liabilities	14,342	9,444
Total liabilities	899,579	929,074

Shareholders' equity	1,342,478	1,188,048
Total liabilities and shareholders' equity	$2,242,057	$2,117,122

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